Exhibit 10.1

April 28, 2026

Rick Marmurek

Via email

Dear Rick,

On behalf of Ribbon Communications Inc. (“Ribbon”) and Ribbon Communications Operating Company, Inc. (“RCOC” and Ribbon and RCOC, together with its affiliates who may employ you from time to time, the “Company”), I am pleased to provide you with this written offer appointing you to the position of Chief Financial Officer effective May 1, 2026.

This Agreement is entered into as of the date set forth above and shall be effective as of May 1, 2026.

1.	Compensation. During your employment with the Company:

(a) Base Salary. Your base salary will be at the annualized rate of $475,000 (your base salary, as may be adjusted from time to time, “Base Salary”), less applicable local, state and federal withholdings, paid in accordance with the Company’s normal payroll practices. Your Base Salary will be subject to review and adjustment by Ribbon’s Board of Directors (the “Board”) or Compensation Committee of the Board (the “Committee”) in its sole discretion.

(b) Annual Bonus. You will continue to be eligible to receive an annual variable cash bonus based on achievement of certain corporate and/or individual objectives (“Annual Bonus”). Subject to the achievement of such objectives for the applicable year, the target Annual Bonus shall equal seventy-five percent (75%) of your Base Salary. The Annual Bonus for each fiscal year will be based on the achievement of objectives determined by the Board or the Committee. Your Annual Bonus, if any, shall be paid as soon as reasonably practicable following Ribbon’s public disclosure of its financial results for the applicable bonus period and the Board’s or Committee’s approval of the bonus under the then-applicable Ribbon bonus plan, subject to your continued employment with the Company through the date of such payment (except as otherwise set forth in any written agreement by and between the Company and you).

(c) Equity. Subject to approval by the Board of Directors or its applicable committee, you will be eligible to receive annual equity incentive awards under the Plan at such time as equity grants are made to similar situated employees. You will be required to enter into equity award agreements in the Company’s then-applicable form in connection with the grant of future awards.

2.	Termination and Eligibility for Severance. The parties acknowledge and agree that they are party to that certain Severance Agreement dated January 29, 2020 (the “Severance Agreement”) which Severance Agreement shall remain in full force and effect. Except as set forth in the Severance Agreement, you will not be entitled to any severance or other termination payments or benefits from the Company or any of its affiliates. Notwithstanding the foregoing or anything set forth in the Severance Agreement, in the event termination is the result of your retirement on or after attaining age 65 and at least 5 years continuous services with the Company, you will be entitled to pro rata vesting of equity awards subject to performance-based vesting and have a vesting date after your retirement date with the terms of such pro rata vesting set forth in the award agreement(s) for such equity award(s), if any.

3.	Confidentiality. The Company considers the protection of its confidential information and proprietary materials to be of significant importance. While you are currently subject to confidentiality obligations in favor of the Company, as a condition of your continued employment you will be required to enter into the Company’s then-current Confidentiality, Non-Competition and Assignment of Inventions Agreement, substantially in the form attached hereto as Attachment 1, which will govern your confidentiality and related obligations on a going-forward basis.

4.	Indemnity. As an executive of the Company, the Company will provide you with an Indemnity Agreement on the Company’s standard form.

5.	General.

(a)	This Agreement, together with the agreements referenced herein, will constitute our entire agreement as to your employment by the Company and will supersede any prior agreements or understandings, whether in writing or oral.

(b)	Arbitration.

i.

Any controversy, dispute or claim arising out of or relating to this Agreement or the breach hereof which cannot be settled by mutual agreement will be finally settled by binding arbitration in the county where you performed your principal work duties for the Company, under the jurisdiction of the American Arbitration Association or other mutually agreeable alternative arbitration dispute resolution service, before a single arbitrator appointed in accordance with the arbitration rules of the American Arbitration Association or other selected service, modified only as herein expressly provided. You acknowledge receipt of the applicable AAA Employment Arbitration Rules and Mediation Procedures which may be found at the AAA website here https://www.adr.org/Rules. The arbitrator may enter a default decision against any party who fails to participate in the arbitration proceedings.

ii.

The Federal Arbitration Act, 9 U.S.C. §§ 1 et seq. shall govern the interpretation and enforcement of this arbitration clause. The decision of the arbitrator on the points in dispute will be final, non-appealable and binding, and judgment on the award may be entered in any court having jurisdiction thereof.

(c)	This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware, without regard to the conflict of laws provisions thereof or of any other jurisdiction.

(d)	The Company is an equal opportunity employer.

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Acceptance. You may accept the terms and conditions described herein by confirming your acceptance via Docusign, which execution will evidence your agreement with the terms and conditions set forth herein.

Sincerely,

________________________

Bruce McClelland

On behalf of Ribbon Communications Inc. and Ribbon Communications Operating Company, Inc.

Accepted as of the first date set forth above by:

Rick Marmurek